Exhibit 8.4

November 25, 2020

Board of Directors

Griffin Capital Essential Asset REIT, Inc.

Griffin Capital Plaza

1520 E. Grand Avenue

El Segundo, CA 90245

RE:    Cole Office & Industrial REIT (CCIT II), Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We are acting as special tax counsel to Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (the “Company”), in connection with the Merger and other transactions contemplated by the Agreement and Plan of Merger dated as of October 29, 2020 (the “Merger Agreement”), among the Company, Cole Corporate Income Operating Partnership II, LP, a Delaware limited partnership (the “Operating Partnership”), GRT (Cardinal REIT Merger Sub), LLC, a Maryland limited liability company, GRT OP (Cardinal OP Merger Sub), LLC, a Delaware limited liability company, GRT OP (Cardinal LP Merger Sub), LLC, a Delaware limited liability company, GRT OP (Cardinal New GP Sub), LLC, a Delaware limited liability company, CRI CCIT II LLC, a Delaware limited liability company, Griffin Capital Essential Asset REIT, Inc., a Maryland corporation, and Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership. This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4, which contains the proxy statement forming a part thereof, filed with the Securities and Exchange Commission (the “SEC”) on November 25, 2020, as amended and supplemented through the date hereof (the “Registration Statement”).

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Phone: 202.408.5153| www.mmmlaw.com

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MORRIS, MANNING & MARTIN, LLP

Griffin Capital Essential Asset REIT, Inc.

November 25, 2020

In rendering this opinion letter, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation (the “MSDAT”) on February 26, 2013, Articles of Amendment and Restatement filed with the MSDAT on August 27, 2013, Articles of Amendment filed with the MSDAT on January 10, 2014, Articles of Amendment filed with the MSDAT on March 4, 2016, Articles Supplementary filed with the MSDAT on March 4, 2016, the Bylaws of the Company, effective August 13, 2013, the Amended and Restated Bylaws of the Company, effective November 12, 2013, (ii) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Operating Partnership, including the Agreement of Limited Partnership of the Operating Partnership, dated as of August 27, 2013, (iii) the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which the Company has operated and intends to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), (iv) the Merger Agreement, and (v) such other documents as we deemed necessary or appropriate (items (i) through (v) collectively, the “Documents”).

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history. These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion. Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code. An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1. Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in a manner material to our opinion;

2. All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in all material respects;

3. All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

MORRIS, MANNING & MARTIN, LLP

Griffin Capital Essential Asset REIT, Inc.

November 25, 2020

4. All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms to the extent material to our opinion;

5. The Company at all times will be operated in accordance with the terms of the Documents; and no condition described therein (and no transaction entered into by the Company (the consummation of which implicates any condition described therein)) affecting this opinion will be waived by any party;

6. The parties at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7. Neither the Company nor any of its subsidiaries will make any amendments to its or their organizational documents or the other documents reviewed in connection with this opinion letter after the date hereof that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended (or intends) to so qualify; and

8. No action will be taken, and no required action will be omitted to be taken, by the Company or any of its subsidiaries after the date hereof (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT or a failure to meet the distribution requirements under Section 857(a) of the Code) that would have the effect of altering the facts and assumptions upon which the opinion set forth below is based in a manner that affects this opinion.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the IRS, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate. We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.

MORRIS, MANNING & MARTIN, LLP

Griffin Capital Essential Asset REIT, Inc.

November 25, 2020

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2014 (the “First REIT Year”), the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s ownership, organization and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT through the REIT Merger Effective Time (as defined in the Merger Agreement).

The opinion expressed herein relates to the satisfaction of the REIT qualification requirements only for the First REIT Year through the REIT Merger Effective Time. No opinion is expressed regarding the Company’s qualification as a REIT for any taxable year or portion thereof beginning after the REIT Merger Effective Time. We note that the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of, or for, a calendar quarter or calendar year. Accordingly, we assume for purposes of this opinion that the Company will not take or omit to take any action if such action or omission, as the case may be, would cause any of the representations in the Officer’s Certificate to be untrue or is otherwise inconsistent with the qualification of the Company for taxation as a REIT, in each case with respect to the Company’s taxable year ending at the REIT Merger Effective Time or any prior year.

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us, and cannot be relied upon if any of the representations, warranties and other facts contained in the Documents, and upon which we relied in rendering our opinion, are, or later become, inaccurate or if any of the factual representations or warranties made to us in the Officer’s Certificate are, or later become, inaccurate. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate. However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the REIT Merger, and may not be relied upon by you for any other purpose, or distributed, furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities laws.

MORRIS, MANNING & MARTIN, LLP

Griffin Capital Essential Asset REIT, Inc.

November 25, 2020

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Morris, Manning & Martin, LLP in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Most sincerely,

/s/ MORRIS, MANNING & MARTIN, LLP